EXHIBIT 21

                       SUBSIDIARY OF UNSERVICE CORPORATION

Upon the Effective Date of the Offering, the sole subsidiary of Uniservice Corporation shall be Kentucky Foods Chile, S.A., a Chilean corporation, in which Unservice Corporation shall own a 99.97% ownership interest.